EXHIBIT 8.3

Opinion of Blake, Cassels & Graydon LLP

February 12, 2007

Weyerhaeuser Company

33663 Weyerhaeuser Way South

Federal Way, WA 98003

Re:	Amended and Restated Contribution and Distribution Agreement by and among Weyerhaeuser Company,
Domtar Corporation and Domtar Paper Company, LLC dated as of January 25, 2007

Ladies and Gentlemen:

We have acted as Canadian tax counsel for Weyerhaeuser Company, a Washington corporation (“Weyerhaeuser”), in connection with (i) a proposed contribution of Weyerhaeuser’s fine paper business to Domtar Paper Company, LLC, a Delaware limited liability company (“Newco”), in exchange for limited liability company interests of Newco (the “New Contribution”) and the contribution of all of the issued and outstanding limited liability company interests of Newco to Domtar Corporation, a Delaware corporation (the “Company”) that is a newly formed, wholly-owned subsidiary of Weyerhaeuser, in exchange for common stock of the Company and $1.35 billion in cash (together with the New Contribution, the “Contribution”) pursuant to the Amended and Restated Contribution and Distribution Agreement (the “Contribution and Distribution Agreement”), dated as of January 25, 2007, by and among Weyerhaeuser, the Company and Newco, (ii) an offer to the holders of Weyerhaeuser common shares and exchangeable shares (the “Exchangeable Shares”) of Weyerhaeuser Company Limited to exchange Weyerhaeuser common shares and Exchangeable Shares for shares of common stock of the Company (the “Exchange Offer”), (iii) a proposed pro rata distribution to holders of Weyerhaeuser common shares and Exchangeable Shares of any shares of common stock of the Company held by Weyerhaeuser that Weyerhaeuser does not exchange pursuant to the Exchange Offer (together with the Exchange Offer, the “Distribution”) and (iv) a proposed acquisition (the “Acquisition”) of Domtar Inc. (“Domtar”), by the Company pursuant to the Amended and Restated Transaction Agreement (the “Transaction Agreement”), dated as of January 25, 2007 by and among Weyerhaeuser, the Company, Newco, Domtar Delaware Holdings Inc., a Delaware corporation, Domtar Pacific Papers Inc., a corporation governed by the Business Corporations Act (British Columbia), Domtar Pacific Papers ULC, an unlimited liability company governed by the Companies Act (Nova Scotia), Domtar (Canada) Paper Inc., a corporation governed by the Business Corporations Act (British Columbia), and Domtar. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Registration Statement of the Company on Forms S-1 and S-4 (No. 333-140411) (as amended on February 12, 2007, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on February 2, 2007 under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering our opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness, both initially and continuing as of the Effective Time, of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, including the exhibits thereto, all agreements included as exhibits to the Contribution and Distribution Agreement and the Transaction Agreement (the “Agreements”), and such other documents and records as we deem necessary or appropriate as a basis for this opinion.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the transactions related to the Contribution, the Distribution and the Acquisition will be consummated in accordance with the Contribution and Distribution Agreement, the Transaction Agreement and the Agreements and as described in the Registration Statement, and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time.

This opinion is based on the current provisions of the Income Tax Act (Canada) (the “Tax Act”) and the regulations thereunder and on the published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) publicly available prior to the date of this opinion. This opinion takes into account all proposed amendments to the Tax Act and the regulations thereunder that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this opinion (“Proposed Amendments”) and assumes that such Proposed Amendments will be enacted substantially as proposed. However, no assurance can be given that such Proposed Amendments will be enacted in the form proposed, or at all. This opinion does not take into account or anticipate any other changes in law or any changes in CRA’s administrative policies and assessing practices, whether by judicial, governmental or legislative action or decision, nor does it take into account other federal or any provincial, territorial or foreign income tax legislation or considerations, which may differ from the material Canadian federal income tax considerations described therein.

Based upon and subject to the foregoing and to the assumptions and limitations set forth herein and in the Canadian Bid Circular dated February 2, 2007, as changed by a Notice of Change dated February 12, 2007 (the “Canadian Circular”) under the caption “Material Canadian Federal Income Tax Considerations”, we hereby confirm our opinion set forth in the discussion therein under the caption “Material Canadian Federal Income Tax Considerations” regarding the material Canadian federal income tax considerations under the Tax Act generally applicable to an exchange of Weyerhaeuser common shares or Exchangeable Shares for shares of common stock of the Company pursuant to the Exchange Offer, the receipt of common stock of the Company as a dividend (if any) pursuant to the Distribution, and the Arrangement, in each case, to the extent they pertain to the holders of Weyerhaeuser common shares and Exchangeable Shares who are described under the caption “Material Canadian Federal Income Tax Considerations” in the Canadian Circular.

This opinion is delivered to you in connection with the transaction referred to herein. Except as set forth above, we express no opinion to any party as to any tax consequences, whether federal, provincial, territorial, local or foreign, of the Contribution, the Distribution or the Acquisition or of any transaction related to or contemplated by the Contribution, the Distribution or the Acquisition. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our firm name under the heading “Material Canadian Federal Income Tax Considerations” in the Canadian Circular. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

This opinion is provided solely for the benefit of each addressee of this opinion in connection with the transaction described therein. This opinion may not be relied upon or used for any other purpose, without our prior written consent.

Very truly yours,

/s/ Blake, Cassels & Graydon LLP